EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statements No. 333-113054, 333-143029, 333-151943 and 333-168964 on Form S-8 of our reports dated March 15, 2012, relating to the consolidated financial statements of Ivanhoe Energy Inc. (which report expressed an unqualified opinion and includes an explanatory paragraph regarding conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern) and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ivanhoe Energy Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Canada
March 15, 2012